Exhibit F.1


March 24,  2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re: 	Northeast Utilities
Application/Declaration of Form U-1
File No. 70-9541

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). I have acted as counsel for NU and its subsidiaries who are parties to the Application/Declaration on Form U-1 in File No. 70-09541 ("Declaration") in connection with its filing on August 26, 1999 with the Securities and Exchange Commission ("Commission") (NU and its subsidiaries who are parties to the Declaration are referred to collectively herein as the "Applicants"). In the Declaration, the Applicants sought the approval of the Commission for the proposed transaction described therein. Specifically, the Applicants sought Commission approval of (a) the payment of dividends to, and/or the repurchase of stock from, each subsidiaries' respective shareholder/parent company out of capital or unearned surplus by each subsidiary, (b) the payment of dividends to, and/or the repurchase of shares from, its shareholders out of capital or unearned surplus by NU; (c) the issuance of additional shares by NU to the extent necessary to fulfill certain of its obligations under one or more forward stock purchase contracts (the "Forwards"); and (d) the payment of dividends to and/or the repurchase of stock from NU out of capital or unearned surplus by The Connecticut Light and Power Company under its Mortgage Indenture dividend covenant. On March 14, 2000, The Connecticut Light and Power Company and Western Massachusetts Electric Company each repurchased shares of their respective common stock from NU in accordance with the Declaration (the "Consummated Transactions").

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of the Applicants, certificates of public officials and of officers of the Applicants, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the Commonwealth of Massachusetts, the State of New York, the State of Connecticut and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the Commonwealth of Massachusetts nor of the bar of the State of Connecticut, and do not hold myself out as an expert in the laws of such Commonwealth and State. In expressing opinions about matters governed by the laws of the Commonwealth of Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bar of such Commonwealth. In expressing opinions about matters governed by the laws of the State of Connecticut, I have consulted with counsel who are employed by NUSCO and are members of the bar of such State.

I have assumed that the Consummated Transactions were carried out in conformity with the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

Based upon and subject to the foregoing, I am of the opinion that:

(a) all State laws applicable to the Consummated Transactions have been complied with;

(b) each of NU, The Connecticut Light and Power Company and Western Massachusetts Electric Company is validly organized and existing under the laws of its respective state of organization;

(c) The Connecticut Light and Power Company and Western Massachusetts Electric Company have each legally acquired the shares of their respective common stock repurchased from NU;

(d) the consummation of the Consummated Transactions did not violate the legal rights of the holders of any securities issued by NU or any associate company thereof; and

(e) The Consummated Transactions have been carried out in accordance with the Declaration.

I hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

Very truly yours,

/s/ Jeffrey C. Miller
 Jeffrey C. Miller
 Assistant General Counsel
Northeast Utilities Service Company